Exhibit 5.1

March 29, 2016

Sophiris Bio Inc.

1298 Prospect Street

La Jolla, California

United States

Dear Sirs/Mesdames:

Re:	Sophiris Bio Inc.

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Sophiris Bio Inc., a corporation governed by the laws of British Columbia (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the issuance of up to an aggregate of 40,000 common shares (the “Plan Shares”) in the capital of the Company reserved for outstanding stock options granted under the Company’s Amended and Restated 2011 Stock Option Plan (the “Plan”), as amended.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, (b) the Company’s Certificate of Amalgamation, Certificate of Name Change, Notice of Articles and Articles, as currently in effect, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the laws of the Province of British Columbia. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We assume no obligation to revise or supplement this opinion should any applicable laws be changed subsequent to the date hereof by legislative action, judicial decision or otherwise or if there is a change in any fact or facts after the date hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion as of the date hereof that the Plan Shares, when sold and issued by the Company in accordance with the Registration Statement and the terms of the Plan, including receipt of the consideration therefore, will be validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP